Morgan Stanley Institutional Funds, Inc. -
Global Infrastructure Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:  Patten Energy Group Inc.
Purchase/Trade Date:	  7/23/2015
Offering Price of Shares: $23.000
Total Amount of Offering: 5,435,000 shares
Amount Purchased by Fund: 54,449 shares
Percentage of Offering Purchased by Fund:
1.002
Percentage of Fund's Total Assets: .32
Brokers:  BMO Capital Markets, Bofa Merrill
Lynch, Citigroup, Morgan Stanley, RBC Capital
Markets, KeyBanc Capital Markets, Scotiabank,
CIBC, Wells Fargo Securities, Raymond James,
Societe Generale
Purchased from: Citigroup
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.